EXHIBIT 99

Superior Energy Services, Inc. Purchases 250-Foot Class Dixie Endeavor Liftboat

HARVEY, La.--(BUSINESS WIRE)--April 26, 2002--Superior Energy Services, Inc. (NYSE:SPN) today announced it has purchased and taken delivery of the newly constructed Dixie Endeavor, a 250-foot class liftboat, for $22.5 million.

The Dixie Endeavor, a sister liftboat to Superior's 250-ft. class Dixie Legacy, is an ABS-classed, Maltese Cross A-1, A.M.S., U.S. Coast Guard inspected Subchapter L vessel. The state-of-art liftboat offers a useable deck space of approximately 11,000 square feet, can accommodate 50 people, utilizes a Seatrax hydraulic rack and pinion elevating system, is equipped with a helipad, and two 175-tom Seatrax cranes mounted around the forward leg towards. The Dixie Endeavor is currently under review by ABS to upgrade the leg length to 265 feet.

"The addition of the Dixie Endeavor is integral to the growth of our larger fleet, which is comprised of liftboats with leg lengths of 230-ft. and greater," said Terry Hall, president and CEO of Superior Energy Services, Inc. "We intend to use the Dixie Endeavor much the same way we use the Legacy, supporting our well intervention and bundled services projects, performing heavy lifts, and supporting pipeline tie-ins and other construction-related projects."

Superior now owns three liftboats with leg lengths of 230-ft. and greater and is currently constructing two 245-ft. class liftboats. By year-end 2002, the Company anticipates it will have five "super-sized" liftboats in its fleet.

"These super-sized liftboats uniquely position us within the production-related services market," Hall said. "We have in-house the well intervention assets, engineering capabilities and large liftboats to perform long-term, multi-well projects - similar to what we are currently doing with the 230-ft. class Superior Champion liftboat."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

Contact:
     Superior Energy Services, Inc.
     Terence Hall or Robert Taylor, 504/362-4321
     or
     Investor Relations:
     Greg Rosenstein, 504/362-4321
     www.superiorenergy.com